Exhibit 99.1

FOR IMMEDIATE RELEASE

NewStar Completes Acquisition and Authorizes New Share Repurchase Plan

NewStar completed its acquisition of Boston-based FOC Partners, a credit-oriented investment manager with $2.3 billion of assets under management and authorized a new share repurchase plan

BOSTON, MA October 7, 2015 — NewStar Financial Inc. (Nasdaq: NEWS) announced today that it has completed its previously announced acquisition of Feingold O’Keeffe Capital, LLC d/b/a FOC Partners (“FOC”), a private alternative asset management firm based in Boston, Massachusetts for $19.3 million, net of acquired cash. The acquisition adds approximately $2.3 billion to NewStar’s assets under management, increasing total pro forma AUM to approximately $6.4 billion. FOC will operate as NewStar Capital, a wholly-owned subsidiary of NewStar Financial, and will continue to be based in Boston.

NewStar’s Board of Directors has also authorized the repurchase of up to $5 million of the company’s common stock from time to time on the open market or in privately negotiated transactions. The timing and amount of any shares repurchased will be determined by the company’s management based on its evaluation of market conditions and other factors. The repurchase program, which will expire on March 31, 2016 unless extended by the Board of Directors, may be suspended or discontinued at any time. The company may also establish from time to time 10b5-1 trading plans that will provide flexibility as it buys back its shares.

About NewStar Financial, Inc.:

NewStar Financial, Inc. (Nasdaq: NEWS) is an internally-managed commercial finance company with specialized direct lending platforms that provide flexible debt financing options to companies and private equity firms in the middle market with proceeds typically used to fund acquisitions, working capital, growth strategies, and recapitalizations, as well as, equipment purchases. The company originates credit investments directly through teams of experienced, senior bankers and marketing officers organized around key industry and market segments. It also offers investment opportunities for qualified institutions to invest in managed credit funds that co-invest in middle market loans that it originates. NewStar is headquartered in Boston MA and has regional offices in Atlanta GA, Darien CT, Chicago IL, Dallas TX, Los Angeles CA, San Francisco CA and Portland OR.

Forward-Looking Statements:

This press release contains forward-looking statements, including statements regarding the company’s intention to repurchase shares of its common stock from time to time under the stock repurchase program. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These forward-looking statements involve a number of risks and uncertainties that include, but are not limited to, the market price of the company’s stock prevailing from time to time, the company’s cash flows from operations, corporate developments and general economic conditions. Additional information about the factors that may affect NewStar’s operations is set forth in Item 1A, “Risk Factors” in its Annual Report on form 10-K for the year ended December 31, 2014.

Contact:

NewStar Financial, Inc.

Robert K. Brown

617.848.2558

rbrown@newstarfin.com